Exhibit 10.39

Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission. Redacted portions are indicated with the notation "*****"


                                LICENSE AGREEMENT


        This Agreement entered into and effective as of April 12, 2001 (the "Effective Date") is between PROTEIN POLYMER TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as "PPTI"), and SPINE WAVE, INC., a Delaware corporation (hereinafter referred to as "Company").

                              W I T N E S S E T H:


        WHEREAS, PPTI desires to grant to the Company, and the Company desires to receive, a license with respect to certain of PPTI's intellectual property rights;

        WHEREAS, the parties are entering into a Founder Stock Purchase Agreement of even date herewith (the "Purchase Agreement"), pursuant to which the Company will issue to PPTI 1,000,000 shares of the Company's common stock, as partial consideration for the rights granted under this Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, PPTI and Company agree as follows:

1.      DEFINITIONS.

        In this Agreement (including the recitals) the following expressions shall have the following meanings unless the context otherwise requires:

               "Affiliate" shall mean, in relation to either party, (a) any corporation, partnership, limited liability company, or other entity ("Entity") in which the relevant party directly or indirectly holds 50% or more of the voting interests, (b) any Entity which holds directly or indirectly 50% or more of the voting stock or shares of the relevant party, (c) any other Entity in which 50% or more of the voting interests is directly or indirectly held by any Entity described in clause (b), or
        (d) any Entity in which the relevant party directly or indirectly holds less than 50% of the voting interests but has management control of such Entity in that it has the ability to appoint or remove the majority of the directors or managers of such Entity. For the purpose of this definition, PPTI shall not be an Affiliate of Company, and Company shall not be an Affiliate of PPTI.

               "Calendar Quarter" shall mean the usual and customary calendar quarters, the first quarter being the months of January, February and March, the second quarter being the months of April, May and June, the third quarter being the months of July, August and September, and the fourth quarter being the months of October, November and December.

               "Copyright" shall mean all copyright and rights in the nature of copyright now or subsequently owned or controlled by PPTI or its Subsidiaries at any time prior to or during the term of this Agreement relating to or embodying any part of the Know-How,



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        including without limitation any materials consisting of or containing software or databases.

               "Cost of Goods Sold" shall mean, for any applicable period, Company's cost of goods for Products sold determined in accordance with generally accepted accounting principles, consistently applied.

               "Escrow Materials" shall mean (i) the "Gene Construction Technology Materials" described on Schedule 1 of the Escrow Agreement;
        (ii) the "Biomechanical Standard Formulation(s) Escrow Materials" described on Schedule 2 of the Escrow Agreement; (iii) the "Commercial Production Escrow Materials" described on Schedule 3 of the Escrow Agreement; and (iv) the "Protein Polymer Design and Supply Escrow Materials" described on Schedule 4 of the Escrow Agreement.

               "Field" shall mean human or veterinary applications involving treatment, repair and/or diagnosis of conditions of the spine; provided that with respect to any Intellectual Property covering***** the Field shall mean all orthopaedic applications, including treatment or diagnosis of deformities of the musculoskeletal system, which includes all of the bones and cartilages of the body and associated muscle attachments.

               "Gene Construction Technology" shall mean the methods used to create DNA encoding protein polymers, including without limitation, the methods described in US Patents 5,641,648 and 5,830,713.

               "Gross Margin" shall mean, for a Product, the invoiced price of such Product upon the sale by Company or any Affiliate of the Company to another entity, less the Cost of Goods Sold of such Product for the applicable accounting period.

               "IDE Approval" shall mean approval of an investigational device exemption application filed with the United States Food and Drug Administration, or the equivalent regulatory approval in Japan, Canada or any western European country.

               "Intellectual Property" shall mean Patents, Know-How (including without limitation, the Escrow Materials) and Copyright.

               "Know-How" shall mean all trade secrets, inventions, methods, processes, negative know-how, techniques, products, designs, cultures, other biological materials and other materials and compositions, information, data or experience whether patentable or not, useful in the Field that are (i) owned or controlled by PPTI or its Subsidiaries as of the Effective Date or (ii) developed, acquired or that otherwise become controlled by PPTI or its Subsidiaries at any time during the term of this Agreement, including without limitation, processes, techniques, methods, operating instructions, machinery designs, raw material or product specifications, drawings, blue prints, laboratory books, notes, records and any other technical and commercial information relating to research, design, development, manufacture, assembly, use or sale of the Products in the Field.


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***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.


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               "Marketing Period" shall mean any consecutive 12-month period beginning after the first month during which Company first sells a Product to independent third parties on a commercial basis.

               "Net Sales" shall mean the gross invoice price of Products sold by Company to any other entities, less (i) quantity and/or cash discounts actually allowed or taken; (ii) freight, postage and insurance; (iii) amounts repaid or credited by reasons of rejections or return of goods or because of retroactive price reductions specifically identifiable to Products; (iv) amounts payable resulting from governmental (or agency thereof) mandated rebate programs; (v) third-party rebates to the extent actually allowed; (vi) custom duties and taxes (excluding income, value-added and similar taxes), if any, directly related to the sale; and (vii) any other specifically identifiable amounts included in such Product gross sales that will be credited for reasons substantially equivalent to those listed hereinabove.

               "Patent(s)" shall mean:

                      (a) any and all patents and applications for patents owned or controlled by PPTI as of the Effective Date which are useful in the Field including, but not limited to, those that are identified in Schedule A, along with any and all foreign counterparts thereof, all continuations, continuations-in-part, divisions and renewals thereof, all patent supplementary protection certificates and similar rights that are based on or derive priority from any of the foregoing or which may be granted thereon, and all reissues, re-examinations, extensions, patents of addition and patent of importation thereof;

                      (b) any and all patent applications by PPTI or its
               Subsidiaries useful in the Field that are filed, acquired or that otherwise become controlled by PPTI during the term of this Agreement, all continuations, continuations-in-part or divisions of any such applications, any patents which shall issue based on such applications, continuations, continuations-in-part, or divisions and any and all patents, patent supplementary protection certificates and similar rights that are based upon or derive priority from any of the foregoing or which may be granted thereon and all reissues, renewals or extensions thereof or patents of addition thereto; and

                      (c) all such patent applications, patents Certificates and rights, a Valid Claim of which would be infringed by the manufacture, marketing, use or sale of the Product (but for the license granted herein).

               "Product(s)" shall mean (i) any product in the Field which is covered in whole or in part by at least one Valid Claim of the Patents; and (ii) any product in the Field made by any process which is covered in whole or in part by at least one Valid Claim of Patents.

               "Royalty Term" shall mean, with respect to any Product, the period commencing on the Royalty Term Commencement Date and lasting until the expiration of all Valid



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        Claims of Patents covering such Product either in the United States or in the country in which the Product is being sold.

               "Sublicense Fees" shall mean the sum of all sublicensing consideration received by Company from its sublicensees attributable to Company's sublicense of any of its rights under the License including royalties on Net Sales received by Company from sales of Products by such sublicensees, which sublicensing consideration shall exclude (i) amounts attributable to equity purchases of Company stock, and (ii) research and development payments (other than that portion of the amount attributable to research and development payments to Company which exceeds the fair market value of performing the related research and development activities at the time of such Company sublicense). Notwithstanding the foregoing, Sublicense Fees shall not include usual and customary payments received by Company pursuant to sales agreements, marketing agreements, distribution agreements or similar agreements between Company and any third party. For the purpose of clarity, Sublicense Fees shall not include any sales of Products by Company to any third party.

               "Sublicense Payment" shall have the meaning set forth in Article 4.3(a).

               "Subsidiary" shall mean a corporation, limited liability company or partnership of which a party holds 50% or more of the voting or economic interest. For the purpose of this definition, Company shall not be a Subsidiary of PPTI.

               "Supply Agreement" shall mean that certain Supply and Services Agreement entered into between PPTI and Company of even date herewith.

               "Valid Claim" shall mean a claim in any unexpired Patent which has not been held invalid by a decision of a court or other appropriate body of competent jurisdiction against which there is no appeal or where any period for appealing against such decision has expired without an appeal having been validly submitted.

2.      GRANT OF LICENSE.

        2.1 Rights Granted.

               (a) Subject to the terms and conditions of this Agreement, PPTI hereby grants to Company and Company hereby accepts from PPTI an exclusive, worldwide, non-transferable (except in accordance with Article 21 hereof) license (the "License"), with the right to sublicense (subject to paragraph (b) below), to the Intellectual Property to make, have made, modify, import, use, offer to sell, sell and have sold Products and perform and have performed processes under the Intellectual Property, solely in the Field.

               (b) Company may not sublicense any of its rights under the License to Gene Construction Technology without the prior written approval of PPTI, such approval not to be unreasonably conditioned, withheld or delayed; provided, however, that Company may sublicense any of such rights, without such prior written approval, (i) to any Affiliate of the Company and (ii) in connection with a sublicense of any of its License rights with respect to a



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subset of the Field, but in each case subject to Section 2.2 of this Agreement and Sections 2 and 4 of the Supply Agreement.

               (c) PPTI hereby agrees that it shall not, without the prior written consent of Company, use, make, have made, modify, import, use, perform, offer to sell, sell or have sold any products, compositions or methods in the Field, or license or transfer to any third party (including without limitation, any Affiliate) any of such rights in the Field.

               (d) With respect to any Intellectual Property developed or acquired by PPTI after the Effective Date, Company agrees that the License with respect to such after-acquired Intellectual Property shall be subject to any
*****

        2.2 Right of First Offer to Manufacture. Company hereby grants to PPTI a right of first offer to manufacture protein polymers contained in Products. In the event Company determines to commercialize a Product, Company and PPTI shall proceed as follows:

               (a) Company shall provide PPTI with notice of its intent to have a Product manufactured and material terms and conditions of a potential supply arrangement, including the terms set forth on Schedule B hereto (the "Noticed Manufacturing Services").

               (b) The parties shall negotiate in good faith to reach agreement on all other terms and conditions relating to the provision of the Noticed Manufacturing Services. In the event the parties are unable to reach agreement within***** (the "Negotiation Period") after PPTI's receipt of notice from Company, PPTI's option shall expire and Company shall be free to enter into negotiations with any third party to provide the Noticed Manufacturing Services upon terms not less favorable in the aggregate to Company than those specified in the last written offer made by PPTI to Company. In determining whether any third party's terms are less favorable in the aggregate to Company, only***** shall be considered.

               (c) Company may not enter into an agreement for the Noticed Manufacturing Services on terms less favorable in the aggregate to Company without first re-offering the Noticed Manufacturing Services on such terms to PPTI, and PPTI shall have***** to accept such proposal (the "Re-Offer Period"). In the event that PPTI does not accept within such***** period then
Company shall have the right to employ the third party to provide the Noticed Manufacturing Services.

               (d) If Company has not entered into a definitive agreement with a third party for the Noticed Manufacturing Services within ninety (90) days after the later of the expiration of the Negotiation Period or the Re-Offer Period, then the Company shall repeat the procedure set forth in this paragraph (c) prior to entering in to any such definitive agreement.

               (e) At Company's request and expense, PPTI shall promptly establish, qualify, procure any necessary permits and certifications for and otherwise prepare for operation a back-up manufacturing site for the manufacture of any protein polymers manufactured by PPTI


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***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.


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pursuant to an agreement negotiated pursuant to this Article 2.2. PPTI agrees that any contract between PPTI and a third party for such back-up manufacturing site shall provide for*****

3.      ESCROW OF KNOW-HOW, ETC.

               (a) Within thirty (30) days of the Effective Date, PPTI shall enter into an escrow agreement with Company and an independent third-party escrow agent mutually acceptable to the parties (the "Escrow Agent") in substantially the form attached hereto as Schedule E (the "Escrow Agreement"). PPTI shall cause to be deposited into escrow with the Escrow Agent copies of the Escrow Materials in accordance with the terms of the Escrow Agreement.

               (b) PPTI shall promptly and regularly update the Escrow Materials, no less frequently than on an annual basis as required under the Escrow Agreement. Company, at its own expense, may designate a neutral third party who shall audit the Escrow Materials for purposes of determining whether PPTI has fulfilled its deposit obligations and whether the Escrow Materials provide sufficient Know-How for Company to manufacture protein polymers in the manner contemplated under this Agreement, the Supply Agreement or any agreement contemplated by the Supply Agreement. PPTI shall promptly correct any deficiency disclosed by the audit. Furthermore, if the audit discloses a material discrepancy, PPTI shall reimburse Company for the cost of the audit.

4.      PAYMENTS TO PPTI.

        4.1 License Fees. Upon execution and delivery of this Agreement, Company shall deliver to PPTI One Million (1,000,000) shares of the Company's common stock pursuant to the Purchase Agreement.

        4.2 Royalties.

               (a) Subject to the provisions of this Agreement, Company shall pay PPTI, within forty-five (45) days after the close of each Calendar Quarter throughout the Royalty Term, a royalty equal to a percentage of Net Sales of Products for the Calendar Quarter (or part thereof in the case of the first or last Calendar Quarter for which a royalty is payable if not a full quarter) then ended, as more fully set forth on Schedule C hereto; provided, however, that Company shall have no obligation to make any royalty payments hereunder until the date (the "Royalty Term Commencement Date") that the aggregate Net Sales of Products by Company to independent third parties in a Marketing Period*****. Notwithstanding anything else in this Agreement, with respect to any sales of Product (i) in any country in which there is not at least one Valid Claim, (ii) in any country in which there is a competing product sold for the same or similar indication as such Product and (iii) the sale of such Product would violate any Valid Claim for any Patent if the sale had taken


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***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.


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place in any other country, then the applicable royalty percentage for sales of such Product in such country shall be***** of Net Sales.

               (b) In the event any Product or Products are sold pursuant to a sales agreement, marketing agreement, distribution agreement or similar arrangement to which the Company is a party with any entity ("Net Distributor Revenue"), Company shall pay PPTI, within forty-five (45) days after the close of each Calendar Quarter, the royalty specified in Article 4.2(a) applied to the Company's share or interest in the Product or Product-related revenue from said entity's sale of Products; provided, however, that in no case shall Company have any obligation to pay any amounts to PPTI under this Section 4.2(b) for the sale of Products by Company to any other entities.

               (c) All payments under this Agreement shall be made without deduction of any taxes, charges, or duties except for such taxes, charges or duties which are required under any applicable laws to be deducted. Any tax deducted by Company or any Affiliate of Company under the laws of any foreign country for the account of PPTI shall be promptly paid to the proper governmental authority, and Company or its Affiliates shall furnish PPTI with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable PPTI to document claim for income tax credit in respect to any sum so deducted. Any such tax required to be withheld shall be an expense of and borne solely by PPTI.

               (d) Company shall keep accurate books and records of all payments due to PPTI for a period of three (3) years from the applicable payment period. Said books of account shall be kept at Company's principal place of business or the principal place of business of an appropriate Affiliate to which this Agreement relates.

               (e) PPTI shall have the right to nominate an independent accountant acceptable to and approved by Company (which approval shall not be unreasonably withheld) who shall have access to Company's records on reasonable notice during reasonable business hours for the purpose of verifying, at PPTI's expense (except as provided below), the royalty and Sublicense Payments payable as provided for in this Agreement for the preceding year, but this right may not be exercised more than once in any year. PPTI shall solicit or receive only information relating to the accuracy of the royalty report and the royalty payments made. Any underpayment or overpayment of royalty or Sublicense Payments shall be paid within thirty (30) days of the delivery of a written accountants report to Company and PPTI. Any overpayment of royalty or Sublicense Payments shall be credited to the next royalty payment due from Company. If no further royalty payments will be due then a refund will be made within thirty (30) days of the audit. If the accountant's report shows an underpayment of royalties of five percent (5%) or more, Company shall reimburse PPTI for all cost and expense of the accountant's report.

               (f) Company shall deliver to PPTI written reports of Net Sales, Net Distributor Revenue and Sublicense Payments during the preceding Calendar Quarter on or before the forty-fifty (45th) day following the end of each Calendar Quarter. Such reports shall include a calculation of the earned royalty due and shall be accompanied by the monies due. If no earned royalties are due, then Company shall indicate such on its written report.


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***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

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4.3     Sublicense Fees.

        (a) Company shall pay to PPTI an amount (the "Sublicense Payment") equal to a percentage of any Sublicense Fees received by Company during the term of this Agreement. Such percentage shall be based upon***** by the Product subject to the sublicense as of the effective date of the sublicense, as follows:

               (i)*****

               (ii)*****

               (iii)*****

               (iv) *****

        (b) In the event Company sublicenses rights under the License to more than one Product to a third party pursuant to a single agreement, the***** percentage of Sublicense Fees applicable to the Product***** shall be deemed to be the percentage of Sublicense Fees***** sublicensed by Company under such agreement.

        (c) Company shall pay Sublicense Payments within forty-five (45) days after receipt by Company of upfront or milestone payments and forty-five (45) days after the end of the Calendar Quarter for any other Sublicense Payments.

        (d) Notwithstanding anything else, any Sublicense Payment for each Product for any Calendar Quarter shall not exceed***** for such Calendar Quarter without regard to the Royalty Term Commencement Date, if (i) Company had sold the Product to third parties and (ii) Company's Gross Margin and Net Sales amounts such Product for such Calendar Quarter were equal to the sublicensee's actual Gross Margin and Net Sales amounts for such Product for such Calendar Quarter. The foregoing***** shall not reduce payments on Sublicense Fees paid to PPTI by Company based upon any***** Sublicense Fees paid by a sublicensee.

        (e) Subject to Article 4.3(d) above, any Sublicense Payment based on a sublicensee's sales of each Product for any Calendar Quarter shall be greater than *****(i) the amount equal to ***** of the sublicensee's Net Sales for such Product for such Calendar Quarter, and (ii) the amount equal to ***** as determined under Article 4.3(a) for such Product during such Calendar Quarter.

        (f) Notwithstanding any of the foregoing, any amounts paid by Company under this Article 4.3 that are based upon up-front or milestone Sublicense Fees with respect to a sublicensee shall be carried forward as a credit against any Sublicense Payments based upon sales of the Products by such sublicensee.


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separately with the Securities and Exchange Commission.


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        (g) For the purpose of clarity, Schedule F contains examples of the calculation of Sublicense Payments under this Article 4.3.

5.      CONFIDENTIALITY.

        5.1 Subject to Article 5.3 and the terms of the Escrow Agreement, during the term of this Agreement and for a period of***** thereafter, each party shall maintain in confidence and shall not disclose to any third party any know-how, trade secrets, business or technical information or other information ("Confidential Information") received from the other party relating to any Product, and shall not use the other party's Confidential Information except for the purposes of this Agreement without the prior written consent of such other party. These confidentiality and non-use obligations shall not apply to any Confidential Information that the receiving party can demonstrate:

        (a) at the time of disclosure to the receiving party was, or thereafter becomes, a part of the public domain through no fault of the receiving party, its Affiliates, distributors or sub-licensees;

        (b) was subsequently lawfully disclosed to the receiving party by a third party not under an obligation of confidentiality with or through the disclosing party;

        (c) was in the lawful possession of the receiving party prior to disclosure by the disclosing party; or

        (d) is required to be disclosed by judicial or administrative order provided that notice is given to the disclosing party and the disclosing party has an opportunity to seek a protective order, and further provided, that disclosure is limited to compliance with the judicial or administrative order.

        5.2 During the term of this Agreement, each party shall take all reasonable steps to:

        (a) prevent any disclosure in breach of Article 5.1 of Confidential Information of the other which would be materially prejudicial to the interests of the other party;

        (b) limit the disclosure of information to such of its Affiliates, distributors and sub-licensees and their respective employees as require the information for the purposes of this Agreement; and

        (c) procure that the persons referred to in paragraph (b) of this
Article 5.2 enter into appropriate confidentiality agreements.

        5.3 Notwithstanding the foregoing provisions of this Article, the parties and their Affiliates, distributors and sub-licensees shall be entitled to disclose Confidential Information of the other party which would otherwise be protected by the provisions of Article 5.1 to actual or potential customers for any Product in so far as such disclosure is reasonably necessary to commercialize such Product.


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separately with the Securities and Exchange Commission.


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        5.4 Immediately upon the expiration or other termination of this
Agreement, Company shall return to PPTI all of the information regarding the Know-How and all cell cultures and DNA provided by PPTI to Company ("Biological Embodiments"), and all copies thereof (including summaries and notes thereof), in its possession or control, except that one copy of such information (but not Biological Embodiments) may be retained by Company's counsel under seal to evidence compliance with this Agreement.

6.      INDEMNIFICATION.

        6.1 By Company. Company shall indemnify, defend and hold PPTI, its Affiliates, and the officers, directors and employees of PPTI and its Affiliates harmless from and against any and all liabilities, damages, loss, cost or expense (including reasonable attorneys' fees) resulting from third party claims or suits brought against PPTI or its Affiliates which arise out of (i) Company's breach of any of its duties or obligations under this Agreement, (ii) from any willful misconduct or negligent acts or omissions of Company, its Affiliates, distributors or employees in the manufacture, labeling, storage, transport, distribution or commercialization of Product or (iii) a claim of intellectual property infringement caused by the specific manner of use of a Product sold by Company, or its Affiliates, sub-licensees or distributors.

        6.2 By PPTI. PPTI shall indemnify, defend and hold Company, its Affiliates, distributors and sub-licensees harmless against all liabilities, damages, loss, cost or expense (including reasonable attorneys' fees) resulting from third party claims and suits brought against them which arise out of (i) PPTI's breach of any of its duties or obligations under this Agreement, (ii) any willful misconduct or negligent acts or omissions of PPTI or its Affiliates, licensees or employees in the manufacture, labeling, storage, transport, distribution or commercialization of Product, (iii) any misappropriation of any trade secret or trade secrets by PPTI in the acquisition or development of the Intellectual Property, (iv) with respect to Products for which all or a portion was manufactured by PPTI, any claim of infringement of composition of matter or method of manufacture by such portion manufactured by PPTI, or (v) with respect to Products not manufactured by PPTI, or portions of Products not manufactured by PPTI, any claim of infringement of intellectual property rights relating to
*****

        6.3 Notice and Defense. Each party seeking indemnity ("Claimant") pursuant to this Article shall promptly notify in writing the other ("Indemnitor") of any claims or suits for which it seeks indemnification from the other party. The Indemnitor shall promptly assume responsibility for the defense of the claim or suit, including settlement negotiations and any legal proceedings which Indemnitor shall handle at its sole discretion, and Claimant shall fully cooperate in Indemnitor's handling and defense thereof. In no event shall a Claimant make any payment on any claim or suit for which indemnity may be sought without the prior written consent of the Indemnitor.


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7.      LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR
OTHERWISE, NEITHER PARTY SHALL BE LIABLE OR OBLIGATED UNDER ANY SECTION OF THIS AGREEMENT OR UNDER CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

8.      OWNERSHIP.

        8.1 Reserved Rights. PPTI retains all rights to the Intellectual Property not expressly granted to Company pursuant to this Agreement.

        8.2 Ownership of Inventions.

               (a) As between the parties, all right, title and interest to any inventions or discoveries ("Inventions") made by Company employees or agents without inventive contribution by PPTI employees or agents and conceived or first reduced to practice under this Agreement or the Supply Agreement shall belong to Company. As between the parties, all right, title and interest to any Inventions made by PPTI employees or agents without inventive contribution by Company employees or agents and conceived or first reduced to practice under the Supply Agreement ("PPTI Inventions") shall belong to PPTI. Right, title and interest to any Inventions made jointly by employees or agents of PPTI and Company shall *****

               (b) PPTI hereby grants and agrees to grant to Company a nonexclusive, royalty-bearing (in accordance with the royalties set forth in Schedule C), perpetual, irrevocable, worldwide right and license to the PPTI Inventions solely for applications within the Field.

               (c) Each party hereby makes any assignments necessary to accomplish the foregoing ownership provisions.

        8.3 Records. Each party shall require its employees or agents responsible for conducting research in performance of this Agreement to keep contemporaneous records of their results and findings in sufficient detail to document any inventions of discoveries made by such employees and agents under this Agreement in bound notebooks (that shall be reviewed and signed by a witness on a regular basis).

9.      TERM AND TERMINATION.

        9.1 The term of this Agreement shall commence as of the date it is executed and delivered by both parties, and, unless terminated earlier in accordance with its terms, shall continue for the greater of twenty (20) years from the Effective Date or the date upon which the last of the Patents expires.


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separately with the Securities and Exchange Commission.


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9.2     This Agreement may be terminated as follows:

        (a) On or prior to the last day of the tenth full calendar month after the Effective Date, PPTI may terminate this Agreement, upon one (1) month prior written notice, in the event that Company shall fail to make the Minimum Payment (as defined in the Supply Agreement) due to PPTI during the Initial Term (as defined in the Supply Agreement) under the Supply Agreement; provided however, that PPTI may not terminate this Agreement due to Company's failure to make such payments according to Section 6(d)(iii) of the Supply Agreement.

        (b) Starting on the first day of the eleventh full calendar month following the Effective Date, PPTI may terminate this Agreement, upon sixty (60) days prior written notice, in the event that Company (x) does not receive at least $2 million in cash within one year from the Effective Date, (y) abandons all reasonable efforts to obtain financing through the sale of its preferred stock, or (z) abandons efforts to commercialize Products, by giving notice of its intent to terminate and stating the grounds therefor.

        (c) In the event of the material breach by either party of any material provision of this Agreement, which breach is not cured within thirty (30) days after written notice of such breach is given by the non-breaching party (if such breach is not reasonable curable within thirty (30) days and the breaching party has been and continues using best efforts to effect a cure, such period may be extended as necessary for up to an additional thirty (30) days), then the non-breaching party may, in addition to any other remedies which may be available at law or in equity, terminate this Agreement effective five (5) days after a second written notice thereof to the breaching party.

        (d) On or prior to the last day of the fifth full calendar month after the Effective Date, Company may terminate this Agreement, upon one (1) month prior written notice, in the event that (x) no Product has been demonstrated to meet specific bio-mechanical standards set forth on Schedule D hereto, (y) upon receipt by Company of a written opinion from patent counsel that commercialization of Product for disk augmentation would infringe claims of a third party patent that would likely be held as valid, provided that patent counsel to PPTI, in good faith and upon reasonable analysis concurs with such opinion, or (z) PPTI does not receive, subsequent to March 1, 2001 and on or prior to April 15, 2001, at least One Million US dollars ($1,000,000) in cash, excluding any payments from Company to PPTI.

        (e) Starting on the first day of the sixth full calendar month following the Effective Date, Company may terminate this Agreement for any reason uponten (10) days' prior written notice.

        (f) In the event (i) PPTI terminates the Supply Agreement due to a material breach by Company of its payment obligations under Section 6 of the Supply Agreement, (ii) of a material breach by Company of Section 1 of the Purchase Agreement that is not cured within thirty (30) days notice thereof or
(iii) of a material breach by Company of Section 1(a) or 1(b) of the Voting Agreement that is not cured within thirty (30) days notice thereof, then PPTI shall have the right to terminate this Agreement effectively immediately upon notice thereof.

        9.3 Effects of Termination or Expiration. Subject to Articles 9.2 and 10 upon the expiration or termination of this Agreement, the obligations and rights of PPTI and Company hereunder shall immediately terminate; provided that following such expiration or termination Company, its Affiliates, distributors and sub-licensees shall continue to have the right to sell, for a reasonable period not to exceed ninety (90) days following the date of termination or expiration, any Product then held in its inventory at not less than 75% of its then usual and customary sales prices; and provided further that notwithstanding such termination or expiration, Company shall pay to PPTI any royalties due to it through and including the sale of such inventory Product.

10.     RIGHTS UPON TERMINATION.

        10.1 Subject to Article 9, the termination or expiration of this Agreement shall not relieve and release either party from its obligations to make any other payment which may be owing to the other party under the terms of this Agreement or from any other liability which either may have to the other arising out of this Agreement or the breach of this Agreement.

        10.2 All provisions of this Agreement which in order to give effect to their meaning need to survive its termination or expiration shall remain in full force and effect thereafter, including without limitation Articles l, 5-8, 9.3, 10, 13-17, and 19-22.

11.     PATENTS.

        11.1 (a) PPTI agrees that it shall, at its sole expense, diligently prosecute (and thereafter maintain) all patents applications for Patents existing as of the Effective Date in***** and, when reasonable under the circumstances or required by a Patent Office because more than one invention is claimed in an application, to file and prosecute additional patent applications, re-examinations, reissues or the like covering patentable technology disclosed in the Patents in*****

               (b) PPTI shall have the duty and responsibility to pay when due for payment all taxes, maintenance fees and annuities on the Patents and to maintain in force all patents within the Patents for the full terms thereof.

               (c) PPTI shall, within thirty (30) days of mailing or receipt, provide Company with copies of all future filed patent applications relating to the Patents and, upon request, all correspondence from and to patent offices worldwide relating to both the Patents and future filed patent applications, re-examinations, reissues or the like. PPTI shall provide Company with an update on the status of the Patents on at least an annual basis and shall fully consider any suggestions of Company with respect to the Patents.

               (d) In the event PPTI elects not to prosecute or maintain any Patents existing as of the Effective Date in any countries other than***** where it is possible to do so, PPTI shall notify Company (such notice to specify clearly the countries in respect of which it is not going to take such actions) promptly following any such decision, and in any event no later than two (2) months (except with regard to actions due*****) before the expiration of any material time period in respect of such actions, and Company shall, in its sole discretion, have the right to elect to assume the prosecution and


-----------
***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

maintenance of such patent application and patent on behalf of PPTI in respect of any such actions (including for the avoidance of doubt filing any applicable patent applications and prosecuting to grant any applicable patents and thereafter maintaining such patents) and PPTI shall cooperate fully and promptly with Company in the taking of any such actions by it.

               (e) PPTI may with reasonable justification and having fully considered Company's input decide in good faith not to file patent application(s) on inventions or discoveries made by PPTI employees or agents outside of the Supply Agreement. However, in the event PPTI decides to file a patent application for such invention or discovery, it shall file a patent application in*****, and in the event PPTI also decides to file a patent application outside of*****, it shall also file patent applications covering*****. In the event PPTI files any patent application with respect to such inventions or discoveries, then, subject to Article 11.3, PPTI shall be responsible for the obligations under Article 11.1 with respect to such patent application and any patent issuing therefrom.

        11.2

               (a) In the event PPTI decides to file a patent application for a PPTI Invention, it shall file a patent application for such PPTI Invention in *****, and in the event PPTI also decides to file a patent application for a PPTI Invention outside of*****, it shall also file patent applications covering*****. In the event PPTI files any patent application with respect to PPTI Inventions, then, subject to Article 11.3, PPTI shall be responsible for the obligations under Article 11.1 with respect to such patent application and any patent issuing therefrom.

               (b) If PPTI decides not to file a patent application with respect to the PPTI Inventions in any country, then it shall notify Company (such notice to specify clearly the countries in respect of which it is not going to take such actions) promptly following any such decision, and in any event no later than two (2) months before the expiration of any material time period in respect of such actions, and Company shall, in its sole discretion, have the right to elect to assume the prosecution of such patent application on behalf of PPTI in respect of any such actions (including for the avoidance of doubt filing any applicable patent applications and prosecuting to grant any applicable patents and thereafter maintaining such patents) and PPTI shall cooperate fully and promptly with Company in the taking of any such actions by it.

        11.3 (a) If PPTI does not comply with any of the actions required to be taken by it under Article 11.1(a), 11.1(b) or 11.1(e) with respect to any patent or patent application, Company shall, in its sole discretion, have the right to elect to assume the prosecution and maintenance of such patent application or patent on behalf of PPTI in respect of any such actions (including for the avoidance of doubt filing any applicable patent applications and prosecuting to grant any applicable patents and thereafter maintaining such patents) and PPTI shall co-operate fully and promptly with Company in the taking of any such actions by it.

               (b) If Company elects to assume the prosecution or filing activities under Article 11.1(d), 1 1.2(b) or 11.3(a), it shall pay the costs and expenses of taking such actions and, notwithstanding anything in Articles
4.2 and 4.3 to the contrary, Company's obligation to pay a royalty to PPTI for sales in such country under Article 4 shall be reduced by ***** until


-----------
***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

Company shall have recovered all costs and expenses associated with filings, prosecuting, issuing and maintaining said patent applications or patent(s).

               (c) Company shall be entitled to deduct all costs and expenses as aforesaid with respect to the Patents and patent applications on PPTI Inventions in***** from any sums payable to PPTI under this Agreement until they have been reimbursed in full.

        11.4 The parties agree to use commercially reasonable efforts to cooperate in order to avoid loss of any rights which may otherwise be available to the parties under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of the Member States of the European Common Market and other similar measures in any other country. However, such cooperation shall not interfere with PPTI taking actions to protect other products or Intellectual Property rights.

        11.5 Cooperation. PPTI and Company will cooperate, and shall cause its employees, agents and investigators, as the case may be, in a timely manner to prepare, review and execute patent applications and all such further papers, as may be necessary to enable the parties or the party pursuing any patent application to protect any Inventions by patent or other patents under this
Article 11 or Article 8 in any and all countries and to vest title to said patent application(s) and patent(s) and assist in Patent Office proceedings. If one party determines to prosecute patent applications regarding an invention owned***** by the parties under Article 8.2(a) and the other party does not desire to do so, the party that does not undertake such prosecution activities shall pay to the other party a fee equal to***** of the net sales derived from sales of products covered in whole in part by any patent issuing upon such joint invention beginning upon the issuance of such patent(s).

12.     INFRINGEMENT.

        12.1

               (a) If a third party asserts that a patent or other right owned by it is infringed by the manufacture, import, marketing, use, sale, offer for sale and/or supply of any Product, the party first obtaining knowledge of such claim shall promptly provide the other party notice of such claim and the related facts in reasonable detail. Notwithstanding any provision in this Agreement to the contrary, except subject to indemnification obligations of PPTI, the defense of any such claim (including without limitation, the institution and prosecution of any counterclaims thereto) shall be controlled by Company. However, nothing in this Article 12.1 will prevent PPTI from engaging its own counsel in any such matter if there shall exist a bona fide conflict between the rights and interest of PPTI and Company.

               (b) Without its prior written consent, PPTI will not be responsible for or bound by any compromise made by Company. Without its prior written consent, Company will not be responsible for or bound by any compromise made by PPTI.

               (c) If it is necessary to obtain a license from such third party, PPTI and Company in negotiating such a license shall, to the extent practicable, use their reasonable efforts to minimize the license fees and/or royalty payable to such third party.


-----------
***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

        12.2

               (a) In the event that there is infringement or misappropriation of any Intellectual Property by a third party, PPTI and Company shall notify each other in writing to that effect immediately upon becoming aware of the same, including if practicable with said written notice evidence establishing a case of infringement or misappropriation by such third party.

               (b) Company shall have the right, in its sole discretion, but not the obligation to bring such suit at its own expense and in its own name, if possible, or jointly in its name and in the name of PPTI or if necessary in PPTI's sole name if such infringement involves the use of Intellectual Property in the Field.

               (c) Company shall bear all the expenses of any suit brought by it and shall retain all damages or other monies awarded or received in settlement of such suit; provided, however, that at Company's option exercised by notice in writing to PPTI before it commences such suit PPTI may contribute to the expenses of any such suit and, in such event, Company and PPTI shall share proportionately to their respective contributions all damages or other monies awarded or received in settlement of such suit.

               (d) PPTI will cooperate with Company in any such suit and shall have the right to consult with Company and, if it elects pursuant to the proviso to paragraph (c) of this Article, to be separately represented by its counsel at its own expense.

13.     ARBITRATION OF DISPUTES.

        13.1 Excepting only actions and claims relating to actions commenced by a third party against PPTI or Company (including, without limitation, for injuries caused by a Product or in respect to a trademark or patent infringement claim), any controversy or claim arising out of or relating to the terms and conditions of this Agreement, or the decision to agree upon these terms, or the breach thereof, including questions of validity, infringement, or termination hereof, shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association. If such controversy or claim relates to patent validity or infringement, then the Patent Arbitration Rules of the AAA shall apply; otherwise the International Arbitration Rules of the AAA shall apply. Notwithstanding the foregoing to the contrary or in the arbitration rules invoked or in this Article 13, the parties retain the right to request a judicial authority to invoke interim measures of protection, and such request shall not be deemed incompatible with this agreement to arbitrate or a waiver of the right to arbitrate.

        13.2 There shall be one (1) arbitrator to be mutually agreed upon by the parties and to be selected from the Regional Panel of Distinguished Neutrals. If the parties are unable to agree upon such an arbitrator who is willing to serve within ten (10) days of receipt of the demand by the other party, the parties shall within three (3) days select one of the five largest international public accounting firms (excluding those providing services to the parties) and engage the managing partner or senior officer of its County office located in the county containing the principal place of business of the party who did not initiate the arbitration to designate a partner of such firm to serve as the arbitrator. Failing that, then the AAA shall appoint an arbitrator willing to serve from the Regional Panel of Distinguished Neutrals, or if no such panel exists, then from an appropriate AAA panel. It shall be the duty of the arbitrator to set dates for preparation and hearing of any dispute and to expedite the resolution of such dispute.

        13.3 (a) The arbitration shall be held in the city in which the principal place of business of the party who did not initiate the arbitration is located and the arbitrator shall apply the substantive law of California except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.

               (b) The arbitrator shall permit and facilitate discovery, which will be conducted in accordance with the Federal Rules of Civil Procedure, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective.

               (c) The arbitrator will set a discovery schedule with which the parties will comply and attend depositions if requested by either party.

               (d) The arbitrator will entertain such presentation of sworn testimony or evidence, written briefs and/or oral argument as the parties may wish to present, but no testimony or exhibits will be admissible unless the adverse party was afforded an opportunity to examine such witness and to inspect and copy such exhibits during the pre-hearing discovery phase.

               (e) The arbitrator shall among his other powers and authorities, have the power and authority to award interim or preliminary relief.

               (f) The arbitrator shall not be empowered to award either party exemplary or punitive damages or any enhanced damages for willful infringement and the parties shall be deemed to have waived any right to such damages.

               (g) A qualified court reporter will record and transcribe the proceeding.

               (h) The decision of the arbitrator will be in writing and judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof.

               (i) Prompt handling and disposal of the issue is important. Accordingly, the arbitrator is instructed to assume adequate managerial initiative and control over discovery and other aspects of the proceeding to schedule discovery and other activities for substantially continuous work, thereby expediting the arbitration as much as is deemed reasonable to him, but in all events to effect a final award within 365 days of the arbitrator's selection or appointment and within 20 days of the close of evidence.

               (j) The proceedings shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard both parties' confidential information.

               (k) The fees of the arbitrator and the AAA shall be paid as designated by the arbitrator or, if he shall not so designate, they shall be split equally between the parties.

14.     NOTICES.

        14.1 Notices hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or when sent by facsimile or other telegraphic means. Such notices shall be effective upon receipt, if by personal delivery, or if by facsimile, on the date of the confirmation of "ok" transmission. Addresses and persons to be notified may be changed by either party by giving written notice thereof to the other party.

               For Company:

                      Spine Wave, Inc.
                      12230 El Camino Real, Suite 300
                      San Diego, California 92130
                      Attention:  David Coats
                      Fax:  (858) 350-7951

               With a copy to:

                      Brobeck, Phleger & Harrison LLP
                      12390 El Camino Real
                      San Diego, California 92130
                      Attention:  Faye H. Russell, Esq.
                      Fax:  (858) 350-7951

               For PPTI:

                      Protein Polymer Technologies, Inc.
                      10655 Sorrento Valley Road
                      San Diego, California 92121
                      Attention:  President
                      Fax:  (858) 558-6477



               With a copy to:

                      Piper Marbury Rudnick & Wolfe
                      203 North LaSalle Street, Suite 1800
                      Chicago, Illinois 60601
                      Attention:  John H. Heuberger, Esq.
                      Fax:  (312) 630-5322



15.     FORCE MAJEURE.

        15.1 (a) Subject to compliance with paragraph (b) of this Article 15.1 any delays in or failure of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by any occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion; embargo; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

               (b) Any party affected by such force majeure who wishes to rely on the provisions of paragraph (a) of this Article shall as soon as reasonably practicable give written notice to the other party specifying the matters constituting force majeure together with such evidence thereof as it can reasonable give and specifying the period for which it is estimated that the such delay will continue.

16.     SAVINGS PROVISION.

        16.1 The invalidity of any provision of this Agreement shall not impair the validity of any other provision; and any provision hereof which might otherwise be invalid or contravene any applicable law shall hereby be deemed to be amended to the extent necessary to remove the cause of such invalidity and to the extent practicable to continue the intent of such provision and of this Agreement, and such provision, as so amended, shall remain in full force and effect as a part hereof

17.     RELATIONSHIP OF PARTIES.

        17.1 Each party shall act as an independent contractor in carrying out its obligations under this Agreement. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal-agent relationship between the parties, and neither party by virtue of this Agreement shall have the right, power or authority to act or create any obligation, express or implied, on behalf of the other party. This Agreement shall not be construed to create rights, express or implied, on behalf of or for the use of any party aside from Company and PPTI, and neither party shall be obligated, separately or jointly, to any third parties by virtue of this Agreement.

18.     WARRANTIES.

        18.1 Company warrants that it shall use its reasonable and diligent efforts to comply with all laws applicable to the purchase, storage, transport, labeling, distribution or commercialization by it of the Product, shall comply with the U.S. Export Administration laws and regulations and shall not export or re-export any technical data or Intellectual Property, or the direct products of such technical data or Intellectual Property, or Products to any prohibited country listed in the U.S. Export Administration Regulations unless properly authorized to do so by the U.S. government.

        18.2 PPTI represents and warrants to Company that the following statements are true and accurate in all material respects as follows:

               (a) It has sufficient right and title to and ownership of, and is sufficiently free and clear of all liens, claims and encumbrances of any nature on, the Intellectual Property to grant to Company the various rights and licenses granted to Company under this Agreement;

               (b) It has not done, will not do nor agree to do during the term of this Agreement, any of the following things if to do so would be materially inconsistent with the exercise by Company of the rights granted to it under this Agreement, including assign, mortgage, hypothecate, or otherwise transfer any of the Intellectual Property, including without limitation, the Patents, or any of its rights or obligations under this Agreement;

               (c) Except for standard rights granted to the United States government in connection with Small Business Innovation Research grants, it is not aware that any third party owns any rights in the Intellectual Property that would adversely affect any of the rights and licenses granted to Company under this Agreement;

               (d) Without conducting any investigation, it is not aware that any third party owns any rights which would be infringed by the use of the Products for***** in accordance with provisions of this Agreement.

               (e) In the event Company consults with PPTI regarding future intended uses of the Products, PPTI shall, without any obligation to conduct any investigation, in good faith disclose to Company any third party rights of which it is aware which might be infringed by such uses of the Products.

               (f) It is duly authorized and empowered to enter into and perform this Agreement; and the execution and performance of this Agreement by PPTI does not and will not conflict with or violate any contract, agreement, indenture, mortgage, instrument, writ, judgment, or order of any court, arbiter or governmental or quasi-governmental body to which PPTI is a party or by which PPTI is bound.

19.     INTEGRATION AND CONFLICT.

        19.1 (a) It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings provided herein. This Agreement and the related Supply Agreement, Escrow Agreement, the Voting Agreement and Purchase
Agreement:

               (i) constitute the entire agreement and understanding between the parties with respect to the subject matter contained herein, and there are no promises, representations, conditions, provisions or terms related thereto other than as set forth in this Agreement and the related Supply Agreement, Escrow Agreement, Voting Agreement and Purchase Agreement; and

               (ii) supersede all previous understandings and agreements, and representations between the parties, whether written or oral, relating to the subject matter.

        (b) The parties may from time to time during the term of this Agreement modify any of its provisions by mutual agreement in writing.

        (c) The parties agree that each has had the opportunity to be represented by counsel of it choosing including the negotiations that preceded this Agreement.


-----------
***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

        (d) In the event of any conflict between the provisions of this Agreement and the Supply Agreement, unless expressly stated in this Agreement, the provisions of this Agreement shall prevail.

20.     GOVERNING LAW.

        20.1 This Agreement shall be construed and the rights of the parties shall be determined in accordance with the substantive laws of the State of California, without regard to its conflict of laws principles, except that the Arbitration provisions contained herein shall be governed as stated in Article 13.

21.     ASSIGNMENT.

        21.1 Neither party shall assign or otherwise transfer this Agreement or any part hereof (and any attempt to do so will be void) to any third party without the prior written permission of the other party, except to an entity that acquires all or substantially all of such party's assets or operations.

22.     BANKRUPTCY.

        22.1 The parties hereto acknowledge and agree that it is their mutual intention and agreement that should PPTI become a debtor in case under title 11 of the United States Code (the "Bankruptcy Code"), then the Company shall be entitled to all the benefits accorded a licensee under Bankruptcy Code Section 365(n). Furthermore, it is hereby acknowledged and agreed that this Agreement shall be "such contract" as that phrase is used in Section 365(n) and that:

               (a) the Escrow Agreement, the Supply Agreement, any subsequent supply agreement which may be entered into by the parties, and any other agreement executed pursuant to Supply Agreement or in order to allow the Company to exploit the Intellectual Property shall each be considered an "agreement supplementary to such contract" as that phrase is used in said Section 365(n);

               (b) in addition to any rights specifically set forth in the Escrow Agreement, all of "Escrow Materials" shall be included within the definition of "any embodiment of such intellectual property" as such phrase is used in said Section 365(n), along with any other embodiment of the Intellectual Property;

               (c) upon rejection of this Agreement, the Company shall be deemed to have requested of PPTI as debtor in possession (or of PPTI's trustee, if any) that PPTI as debtor in possession or such trustee (A) immediately provide and deliver to the Company or any Affiliate as the Company may subsequently designate in writing, all embodiments of the Intellectual Property, including without limitation, all of the Escrow Materials, without further notice or seeking relief from the automatic stay or other leave from any court; and (B) not interfere with the rights of the Company, its Affiliates, and/or any sub-licensee under this Agreement, the Escrow Agreement, any supply agreement, or any other agreement supplementary to the Supply Agreement, including any right to obtain Intellectual Property, the Escrow Materials, or any embodiment of the Intellectual Property from another entity (such as the Escrow Agent); and

               (d) Unless and until PPTI as debtor in possession or PPTI's trustee (if any) rejects this agreement or any agreement supplementary to this Agreement, then upon the written request of the Company, and pursuant to Bankruptcy Code Section 365(n)(4), PPTI as debtor in possession or PPTI's trustee (if any) shall: (A) at the Company's option either perform this Agreement, or provide and deliver to the Company all embodiments of the Intellectual Property, including without limitation, all the Escrow Materials, held by either PPTI as debtor in possession or PPTI's trustee (if any); and (B) not interfere with the rights of the Company, its Affiliates, and/or any sub-licensee under this Agreement, the Escrow Agreement, the Supply Agreement, or any other agreement supplementary to the Supply Agreement, including any right to obtain rights to or embodiments of the Intellectual Property, including without limitation, the Escrow Materials, or any embodiment of the Intellectual Property from another entity (such as the Escrow Agent).

23.     NONSOLICITATION.

        During the term of this Agreement, neither party will solicit any employee to leave the employ of the other; the foregoing does not prohibit mass media advertising or retained or contingency searches not specifically directed towards employees of a party.

24.     PRESS RELEASES.

        Except as required by law or as expressly set forth herein, neither party shall make any public statement, press release or other announcement relating to the terms or existence of this Agreement, or the business relationship of the parties, without the prior written consent of the other party.

        IN WITNESS WHEREOF, PPTI and Company have caused this Agreement to be executed as of the date first written above.

PROTEIN POLYMER TECHNOLOGIES,              SPINE WAVE, INC.
INC.


By:/s/ J. Thomas Parmeter                  By:/s/ David Coats
   --------------------------------------     ----------------------------------
   J. Thomas Parmeter                         David Coats
   President and Chief                        President and Chief
   Executive Officer                          Executive Officer

                                   SCHEDULE A

                               Schedule of Patents
                               -------------------

U.S. Patent No.                           Title                               Issue Date
5,235,041          Purification of structurally ordered recombinant protein   Aug 10, 93
                   polymers

5,243,038          Construction of synthetic DNA and its use in large         Sep 7, 93
                   polypeptide synthesis

5,496,712          High molecular weight collagen-like protein polymers       Mar 5, 96

5,514,581          Functional recombinantly prepared synthetic protein        May 7, 96
                   polymer

5,606,019          Synthetic proteins as implantables                         Feb 25, 97

5,641,648          Methods for preparing synthetic repetitive DNA             Jun 24, 97

5,723,588          Protein-enriched thermoplastics                            Mar 3, 98

5,760,004          Chemical modification of repetitive polymers to enhance    Jun 2, 98
                   water solubility

5,770,697          Peptides comprising repetitive units of amino acids        Jun 23, 98
                   and DNA sequences encoding the same

5,773,249          High molecular weight collagen-like protein polymers       Jun 30, 98

5,773,577          Products comprising substrates capable of enzymatic        Jun 30, 98
                   cross-linking

5,808,012          Protein-enriched thermoplastics                            Sep 15, 98

5,817,303          Bonding together tissue with adhesive containing           Oct 6, 98
                   polyfunctional crosslinking agent and protein polymer

5,830,713          Methods for preparing synthetic repetitive DNA             Nov 3, 98

6,015,474          Methods of using primer molecules for enhancing the       Jan 18, 00
                   mechanical performance of tissue adhesives and sealants

6,018,030          Peptides comprising repetitive units of amino acids        Jan 25, 00
                   and DNA sequences encoding the same

6,033,654          Bonding together tissue with adhesive containing           Mar 7, 00
                   polyfunctional crosslinking agent and protein polymer

6,034,220          Chemical modification of repetitive polymers to            Mar 7, 00
                   enhance water solubility

6,140,072          Functional recombinantly prepared synthetic protein        Oct 31, 00
                   polymer

U.S. Patent No.                                  Title                           Issue Date
6,184,348           Functional recombinantly prepared synthetic protein          Feb 6, 01
                    polymer

s/n 08/806,029      Synthetic Proteins for In Vivo Drug Delivery and Tissue      Pending
                    Augmentation

s/n 09/102,521      Methods of using primer molecules for enhancing the          Pending
                    mechanical performance of tissue adhesives and sealants

s/n 09/444,791      Novel Peptides comprising repetitive units of amino acids    Pending
                    and DNA sequences encoding the same

s/n 09/451,206      Tissue Adhesive Using Synthetic Crosslinking                 Pending

                                   SCHEDULE B

                       MANUFACTURING TERMS AND CONDITIONS
                       ----------------------------------

1. PPTI shall supply protein polymers to Company at a price equal to *****. Thereafter, any reductions in PPTI's cost shall be ***** between PPTI and Company as determined on an annual basis.

2. Company shall have the right to retain an independent accountant approved by PPTI, which approval shall not be unreasonably withheld, who shall have access to PPTI's records on reasonable notice during reasonable business hours for the purpose of verifying, at Company's expense (except as provided below), PPTI's costs associated with manufacturing protein polymer(s) for the Company as provided for in this Article, but this right may not be exercised more than once in any year. Any overstatement or understatement of costs shall be credited to the next payment due by the Company and any remainder shall be promptly reimbursed to the Company. If the accountant's report shows an overstatement of costs of five percent (5%) or more, PPTI shall reimburse Company for all cost and expense of the accountant's report.

***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

                                   SCHEDULE C

                              Schedule of Royalties
                              ---------------------

*****


***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

                                   SCHEDULE D

                            Bio-mechanical Standards
                            ------------------------

*****

***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

                                   SCHEDULE E

                            Form of Escrow Agreement
                            ------------------------

Filed separately under Exhibit 10.40 of the Registrant's Form 10-KSB for fiscal year ended December 21, 2001.

                                   SCHEDULE F

                  Example of calculation of Sublicense Payments
                  ---------------------------------------------

*****

***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

                                      F-1